Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

FY2002 FINANCIAL RESULTS

CONFERENCE CALL AND WEBCAST

RALEIGH, NC, February 4, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the company will report fourth quarter and year ended December 31, 2002 financial results before the market opens on Tuesday, February 11, 2003.

The Company will host a conference call at 9:00 a.m. ET, on February 11, 2003. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through February 18.

The telephone numbers to access the conference call are (800) 967-7140 (U.S. and Canada) or (719) 457-2629 (international). A replay of the call will be available from 12:00 noon, ET, February 11, through February 18. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 498874.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately

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active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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